SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 3, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Minnesota Electric Rate Case Background
In November 2012, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Minnesota Public Utilities Commission (MPUC) for an increase in annual revenues of approximately $285 million, or 10.7 percent.  The rate filing is based on a 2013 forecast test year, a requested return on equity (ROE) of 10.6 percent, an average electric rate base of approximately $6.3 billion and an equity ratio of 52.56 percent.  In January 2013, interim rates of approximately $251 million became effective, subject to refund.

On March 25, 2013, NSP-Minnesota filed rebuttal testimony and revised the requested annual revenue increase to approximately $219.7 million, or 8.23 percent, based on an ROE of 10.6 percent, a rate base of approximately $6.3 billion and an equity ratio of 52.56 percent.  The updated request reflects alternate proposals in several key areas including:

•	Deferral of depreciation expenses and property taxes related to Sherco Unit 3 for 2012 and 2013 and removal of avoided 2013 operating and maintenance (O&M) expense due to the extended outage at Sherco Unit 3. Sherco Unit 3 is currently out of service due to damage to equipment that occurred in 2011. NSP-Minnesota expects Sherco Unit 3 to return to service before Sept. 30, 2013.
•	Removal of Monticello 2013 license costs from plant in service and deferral of 2013 depreciation expense for the primary Monticello life cycle management (LCM) / extended power uprate (EPU) project until after an MPUC order finding the costs prudent.
•	Removal of Prairie Island EPU project costs, reflecting the MPUC decision to cancel the project in December 2012.
•	Adjustments to compensation and benefits recovery including Annual Incentive Plan (AIP) to reflect prior MPUC decisions establishing a limitation at 15 percent of base pay using a four-year average AIP target, pension expense and active healthcare costs.
•	Adjustment of pension recoveries to reflect amortized recovery of 2008 market losses.
•	Recovery of coal pile and ash pond remediation costs at the Black Dog plant through a 15 year amortization.
•	Updated forecast for property taxes.
•	Updated forecast with 6 months of actual sales, customer and weather data through December 2012, and updated economic assumptions based on a December 2012 economic forecast, proposing a refund if sales are higher than forecast on a weather-normalized basis.
•	Correction to the original filing and other adjustments.

On April 12, 2013, intervenors filed surrebuttal testimony, including the DOC, Office of Attorney General (OAG), Minnesota Chamber (MCC), Xcel Large Industrials (XLI), Commercial Group, Industrial, Commercial and Institutional Customers, and Energy Cents Coalition.  The DOC recommended a revenue increase of $89.6 million, based on a 9.83 percent ROE, an average electric rate base of approximately $6.1 billion, and an equity ratio of 52.56 percent.  Subsequently, the DOC’s recommendation was revised to approximately $98.6 million, largely to reflect updated information.

In its surrebuttal testimony, the OAG recommended no recovery for the Prairie Island EPU project, stating it should have been written off in 2012 when cancellation was approved by the MPUC in December 2012.  The DOC is also not supportive of recovery of the Prairie Island EPU cancelled plant costs, but identifies requirements for the next case if deferral is allowed.  The OAG suggests pension recovery in rates exceeds benefit payout because of changes made to benefit plans and recommends correction for an alleged over-collection of funds to pay for future benefits which may never be paid out.  The OAG supports the DOC in adjustments to recovery of annual incentive compensation and does not find NSP-Minnesota’s Sherco Unit 3 proposal warranted.  XLI and MCC also opposed recovery of Sherco Unit 3 costs and Monticello EPU costs.

Through the hearing and briefing process, through April and May, NSP-Minnesota revised its rate request to approximately $209 million to reflect updated property tax information, resolution of concerns regarding Wisconsin wholesale customers and other adjustments. The $209 million revenue requirement reflects a requested deficiency of $259 million combined with $50 million of rate mitigation through deferral mechanisms.

ALJ Recommendation
On July 3, 2013, the Minnesota Administrative Law Judge (ALJ) issued its report and recommended a rate increase of approximately $127 million, based on a ROE of 9.83 percent, an equity ratio of 52.56 percent and an electric rate base of $6.233 billion.  In addition, the ALJ recommendation included approximately $51 million in deferrals of which we estimate $34 million will affect our net income.  The deferrals are related to Sherco Unit 3 and pension.  The ALJ also indicated that Sherco Unit 3 should be considered “used and useful” for rate making purposes, but that a portion of the Monticello LCM/EPU would not be considered useful until we obtain our uprate license from the NRC. The ALJ also found that the prudency of the cost increases for the Monticello LCM/EPU project and cost recovery for the cancelled Prairie Island EPU project should be determined in the next Minnesota rate case.  In addition, the ALJ recommended accepting NSP-Minnesota's position on the inclusion of the pension market loss and incentive compensation and the DOC's position on the sales forecast.

The table below reconciles the final position of NSP-Minnesota, the DOC and the ALJ.

	NSP-Minnesota	DOC	ALJ
(Millions of Dollars)	Request	Recommendation	Recommendation
NSP-Minnesota Original Request	$285	$285	$285
ROE	0	(43)	(43)
Sherco Unit 3	(35)	(40)	(38)
Reduced recovery for nuclear plants	(11)	(9)	(14)
Incentive compensation	(3)	(20)	(4)
Sales forecast	(1)	(26)	(26)
Pension	(10)	(25)	(13)
Employee benefits	(4)	(6)	(6)
Black Dog remediation	(5)	(5)	(5)
NSP-Wisconsin wholesale allocation	(7)	(7)	(7)
Other, net	0	(5)	(2)
Recommended rate increase	$209	$99	$127

Preliminary estimated impact of cost deferrals	50	5	34

Impact on pre-tax income	$259	$104	$161

Exceptions to the ALJ report are expected to be filed by July 15, 2013 and the MPUC has tentatively scheduled deliberations for Aug. 6 and 8, 2013.  The MPUC is expected to issue an order in September 2013.

While it is premature to speculate on the final outcome of the Minnesota rate case, we continue to believe that we have supported our costs and remain hopeful that the MPUC will authorize a rate increase that is more consistent with our request and allows NSP-Minnesota to continue providing high-quality service to our customers over the long run. In addition, an ultimate outcome in our 2013 Minnesota electric rate case at this level is expected to increase the magnitude of our planned 2014 electric rate case.

Similar to the first quarter, NSP-Minnesota will recognize a liability representing the current best estimate of a refund obligation during the second quarter.

2013 Guidance
Xcel Energy reaffirms 2013 earnings guidance of $1.85 to $1.95 per share. This guidance range is based on several key assumptions previously disclosed, including constructive outcomes in all rate case and regulatory proceedings.

We believe we will deliver earnings within our guidance range, assuming the MPUC approves the Minnesota ALJ recommendation, combined with favorable weather experienced to date, certain other positive items and potential cost management initiatives.

Except for the historical statements contained in this 8-K, the matters discussed herein, including our 2013 earnings per share guidance and assumptions and the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 8, 2013	Xcel Energy Inc.
(a Minnesota corporation)

Northern States Power Company
(a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer